EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP’S NEWEST GAMING FACILITY AT SCIOTO DOWNS

RACETRACK IN COLUMBUS, OHIO OPENS FOR BUSINESS THIS FRIDAY

CHESTER, WV — May 31, 2012 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) announced today that the new Scioto Downs, the latest addition to its gaming properties, will open as scheduled this Friday, June 1.

The last two hurdles leading up to this Friday’s opening were cleared yesterday when the Ohio Roundtable’s lawsuit against allowing video lottery terminals (“VLTs”) at the state’s seven racetracks was dismissed, and when Scioto Downs Inc. entered into an agreement with the Ohio State Racing Commission to set aside 9% of Scioto Downs’ VLT revenue for the benefit of the horsemen.

“We are pleased that our discussions with the Ohio horsemen continue to progress and look forward to having them as thriving partners,” said Jeffrey Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc.  “Further, we are glad to have these matters behind us and look forward to opening our new facility tomorrow.  We’ve added approximately 700 new jobs to the community, and are keenly focused on delivering to metro Columbus an exciting new gaming experience at Scioto Downs.  This is truly an extraordinary gaming facility, of which the entire MTR team is very proud.”

In addition to opening the new gaming complex at Scioto Downs this Friday, company officials and dignitaries will host a ribbon cutting ceremony on June 19th at Scioto Downs to thank public officials and to officially welcome guests to the new complex.

The new gaming addition to Scioto Downs will host approximately 2,125 VLTs and is permitted to increase that number to as many as 2,500.  Additionally, there will be a 300-seat buffet, a 100-seat casual dining restaurant, an 82-seat bar/lounge known as the Veil with high-tech sound and lights, and will offer a variety of entertainment options.  The existing racetrack also benefited from a variety of significant improvements.

About MTR Gaming Group

MTR Gaming Group, Inc. is a hospitality and gaming company that through subsidiaries owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect. Those risks and uncertainties include factors described in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

Fred A. Buro

Vice President and Chief Marketing Officer

304.374.4037

fburo@mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

724.933.8122

jbittner@mtrgaming.com